EXHIBIT 5.3

                      REVOLVING CREDIT NOTE

$20,000,000.00                               St. Louis, Missouri
                                                   June 27, 2000

     FOR VALUE RECEIVED, on the last day of the Revolving Credit Period, the undersigned, CPI CORP., a Delaware corporation ("Borrower"), hereby promises to pay to the order of FIRSTAR
BANK MISSOURI, NATIONAL ASSOCIATION ("Bank"), the principal sum of Twenty Million Dollars ($20,000,000.00), or such lesser sum as may then constitute the aggregate unpaid principal amount of all Loans made by Bank to Borrower pursuant to the Revolving Credit Agreement referred to below. The aggregate principal amount of Loans which Bank shall be committed to have outstanding under this Note at any one time shall not exceed Twenty Million Dollars ($20,000,000.00), which amount may be borrowed, paid, reborrowed and repaid, in whole or in part, subject to the terms and conditions of this Note and of the Revolving Credit Agreement referred to below. Borrower further promises to pay to the order of Bank interest on the aggregate unpaid principal amount of such Loans on the dates and at the rate or rates provided for in the Revolving Credit Agreement. All such payments of principal and interest shall be made in lawful currency of the United States in Federal or other immediately available funds at the office of Firstar Bank Missouri, National Association, One Firstar Plaza, 12th Floor, St. Louis, Missouri 63101, or such other place as the Agent may from time to time designate in writing.

     Bank shall record in its books and records the date, amount, type and maturity of each Loan made by it to Borrower and the date and amount of each payment of principal and/or interest made by Borrower with respect thereto; provided, however, that the obligation of Borrower to repay each Loan made by Bank to Borrower under this Note shall be absolute and unconditional, notwithstanding any failure of Bank to make any such recordation or any mistake by Bank in connection with any such recordation. The books and records of Bank showing the account between Bank and Borrower shall be admissible in evidence in any action or proceeding and shall constitute prima facie proof of the items therein set forth in the absence of manifest error.

     This Note is one of the "Notes" referred to in the Revolving
Credit Agreement dated as of the date hereof by and among

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Borrower, the Banks from time to time party thereto and Firstar
Bank Missouri, National Association, as Agent, as the same may from time to time be amended, modified, extended, renewed or restated (the "Revolving Credit Agreement"). The Revolving Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the occurrence of certain stated events and also for prepayments on account of principal hereof and interest on this Note prior to the maturity of this Note upon the terms and conditions specified therein. All capitalized terms used and not otherwise defined in this Note shall have the respective meanings ascribed to them in the Revolving Credit Agreement.

     Upon the occurrence and during the continuance of any Event of Default under the Revolving Credit Agreement, Bank's obligation to make additional Loans under this Note may be terminated in the manner and with the effect as provided in the Revolving Credit Agreement and the entire outstanding principal balance of this Note and all accrued and unpaid interest thereon may be declared to be immediately due and payable in the manner and with the effect as provided in the Revolving Credit Agreement.

     In the event that any payment due under this Note is not paid when due, whether by reason of maturity, acceleration or otherwise, and this Note is placed in the hands of an attorney or attorneys for collection, or if this Note shall be placed in the hands of an attorney or attorneys for representation of Bank in connection with bankruptcy or insolvency proceedings relating to or affecting this Note, Borrower hereby promises to pay to the order of Bank, in addition to all other amounts otherwise due on, under or in respect of this Note, the costs and expenses of such collection and representation, including, without limitation, reasonable attorneys' fees and expenses (whether or not litigation shall be commenced in aid thereof). Borrower hereby waives presentment for payment, demand, protest, notice of protest and notice of dishonor.

     This Note shall be governed by and construed in accordance with the substantive laws of the State of Missouri (without reference to conflict of law principles).

CPI CORP.


BY:  \s\ Barry Arthur
     -----------------------
     Barry Arthur
     Chief Financial Officer